Exhibit 99.1

[Logo of NHTB]

News Release

Contacts:

Stephen W. Ensign

Chairman, President and CEO

New Hampshire Thrift Bancshares, Inc.

(603) 863-0886

FOR IMMEDIATE RELEASE

October 1, 2007

NEW HAMPSHIRE THRIFT BANCSHARES, INC. COMPLETES ACQUISITION OF

FIRST COMMUNITY BANK

Newport, NH, June 1, 2007 — New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB) (“NHTB”) announced that it completed its acquisition of First Community Bank (“First Community”) today, expanding NHTB’s presence in Vermont. Shareholders of First Community approved the acquisition, and Lake Sunapee Bank, fsb, NHTB’s subsidiary bank, and First Community, received the required regulatory approvals in August.

The combined company has total assets of approximately $832.8 million and a network of 29 branches serving customers in Grafton, Hillsborough, Sullivan and Merrimack Counties in New Hampshire and in Addison, Rutland and Windsor Counties in Vermont. NHTB will issue approximately 752,000 shares of its common stock and pay approximately $3.02 million in cash to First Community shareholders in the transaction.

In commenting on the merger, Stephen W. Ensign, NHTB’s Chairman, President and CEO, said “We would like to extend a warm welcome to the customers, employees and shareholders of First Community Bank. We are excited about this growth opportunity, which will solidify our presence in Vermont, and further broaden and diversify the geographic and economic communities served by Lake Sunapee Bank.”

Under the terms of the merger agreement, 80% of the First Community common stock will be converted into NHTB common stock and the remaining 20% will be converted into cash. Each First Community shareholder had the option to elect to receive 0.7477 shares of NHTB common stock, $12.00 in cash, or a combination of NHTB common stock and cash for each First Community share of common stock owned, subject to proration and allocation procedures under the merger agreement, to ensure that in the aggregate 80% of the First Community shares will be converted into NHTB common stock and 20% will be converted into cash. The deadline for the return of the election materials mailed to First Community shareholders was September 14, 2007.

About NHTB. Through its wholly-owned subsidiary Lake Sunapee Bank, fsb, a federal stock savings bank, New Hampshire Thrift Bancshares, Inc. provides financial services to its principal market areas of central and western New Hampshire and central Vermont. At June 30, 2007, NHTB had total assets of approximately $758 million and deposits of approximately $556 million.

Statements included in this press release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the benefits of the transaction and the companies’ anticipations with respect to the combined company. NHTB and First Community wish to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. These statements are based on the current beliefs and expectations of management, and are subject to certain risks and uncertainties, including among others: (1) NHTB may fail to successfully integrate the two companies’ business, or to integrate them in a timely manner; (2) NHTB may fail to achieve anticipated cost savings, or to achieve savings in a timely manner; and (3) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the documents filed by NHTB with the SEC from time to time. Particular attention should be paid to Item 1A, “Risk Factors” in NHTB’s Form 10-K for its fiscal year ended December 31, 2006. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.